Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Global Backbone Technology, Ltd. on Form F-1 of our report dated July 1, 2022, with respect to our audits of the consolidated financial statements of Global Backbone Technology Ltd. and Subsidiaries as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

September 13, 2022